FOR IMMEDIATE RELEASE
CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD FIRST-QUARTER 2010 RESULTS

Company Increases 2010 Guidance

PROVO, Utah — April 28, 2010 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record first-quarter results, with revenue of $364.1 million, a 23 percent improvement over the prior-year period. Quarterly revenue was positively impacted 8 percent by foreign currency fluctuations. Earnings per share for the quarter were $0.48, a 153 percent improvement, or 71 percent when excluding restructuring charges of approximately $0.09 per share included in the prior-year results.

“We started the year off strong, generating record results while focusing on innovation in our products and processes,” said Truman Hunt, president and chief executive officer. “Our ageLOC skin care system continues to be a significant catalyst by generating tremendous distributor excitement and consumer demand. During the quarter, we continued the global ageLOC rollout, with launches in the United States, Europe and South Korea. To date, the ageLOC product launch has been the most successful in our history, generating more than $80 million in just the first two quarters of product sales. We also supplemented the ageLOC launch by introducing a new and improved ageLOC version of our top-selling Galvanic Spa System.

“We continue to reap the rewards of our multi-year transformation process, demonstrated by our improved operating margin of 12.7 percent in the first quarter. Our consistent efforts to operate more efficiently and innovate in our business processes provide a stable foundation for increasing profitability,” said Hunt.

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Nu Skin Enterprises, Inc.
April 28, 2010

Regional Results
North Asia. First-quarter revenue in North Asia grew 22 percent to $170.9 million, compared to $139.8 million for the same period in 2009. Revenue was positively impacted 11 percent by foreign currency fluctuations due to the strengthening of both the Japanese yen and the South Korean won. Local-currency revenue increased 67 percent in South Korea due to a very successful launch of the ageLOC™ Transformation system, offsetting a 4 percent revenue decline in Japan. The number of executive distributors in the region was up 6 percent while the number of active distributors was even with the prior year.

Americas. First-quarter revenue in the Americas was $62.5 million, compared to $58.4 million for the prior-year period. Revenue in both the United States and Canada improved 8 percent, while the company’s small Latin American business had a constant currency decline of 23 percent due to a drop in sales in Venezuela. The number of executive distributors in the region increased 10 percent compared to the prior year, while the number of active distributors declined 2 percent.

Greater China. Revenue in Greater China improved 22 percent to $57.7 million for the quarter, and was positively impacted 3 percent by foreign currency fluctuations. Local-currency revenue in Mainland China improved 24 percent. Taiwan and Hong Kong revenue improved 17 percent and 12 percent, respectively, compared to the prior year. The executive distributor count in the region increased 20 percent and the number of active distributors improved 9 percent.

Europe. First-quarter revenue in Europe was $37.8 million, a 42 percent improvement over the prior-year period. Results in the region were positively impacted approximately 11 percent by foreign currency fluctuations. Executive and active distributor counts in the region increased 25 percent and 17 percent, respectively, compared to the prior year.

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Nu Skin Enterprises, Inc.
April 28, 2010

South Asia/Pacific. Revenue in South Asia/Pacific was $35.3 million for the first quarter, a 48 percent improvement over the prior year. Regional results were driven by solid performances in all markets and were positively impacted 16 percent by foreign currency fluctuations. The region’s first-quarter executive count improved 28 percent, while the active distributor count increased 14 percent.

Operational Performance
The company’s operating margin improved to 12.7 percent, compared to 6.8 percent in the prior year, or 10.0 percent excluding restructuring charges. The company’s gross margin in the first quarter was 82.2 percent, representing a 40 basis-point improvement as a result of foreign currency benefit and sales of higher margin ageLOC products. Selling expenses, as a percent of revenue, were 42.4 percent in the first quarter, an increase of 40 basis points, but in line with historical averages. General and administrative expenses, as a percent of revenue, were 27.2 percent, a 270 basis-point improvement over the prior year as the company continues to benefit from its transformation efforts.

The company’s income tax rate for the quarter was 33.6 percent. Dividend payments during the quarter were $7.8 million and the company repurchased $10.1 million of its outstanding shares.

Outlook
“We have established a solid foundation for growth and believe we can generate strong results throughout the remainder of 2010 and into the future,” said Hunt. “We will continue to fuel the ageLOC momentum by rolling out our ageLOC product suite in Taiwan and Hong Kong in the second quarter and Southeast Asia in the third quarter.

“We are maximizing our synergistic strength in both personal care and nutrition to develop an entirely new class of anti-aging products. The ageLOC skin care system demonstrates our scientific leadership in anti-aging products, and later this year we will introduce our proprietary ageLOC science into our nutrition line. Given our ability to address the ultimate sources of aging both internally and externally, we believe we have a clear competitive advantage that allows us to capitalize on the growing anti-aging category,” concluded Hunt.

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Nu Skin Enterprises, Inc.
April 28, 2010

“With strong revenue results in the first quarter and great momentum behind the ageLOC product launch, we are increasing our 2010 projected revenue and earnings per share guidance to $1.44 to $1.46 billion and $1.80 to $1.88, respectively,” said Ritch Wood, chief financial officer. “We expect currency to benefit revenue 1 to 2 percent for the year, while we project local-currency revenue growth of 8 to 9 percent. For the second quarter, we project revenue in the $362 to $370 million range with earnings per share in the $0.44 to $0.46 range,” concluded Wood.

The company’s management will host a webcast with the investment community on April 28, 2010 at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, http://ir.nuskin.com. An archive of the webcast will be available at this same URL through May 14, 2010.
The Company
Nu Skin Enterprises, Inc. demonstrates its tradition of innovation through its comprehensive anti-aging product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its unique ageLOC™ science that addresses aging at its source. The company’s anti-aging products feature the new ageLOC family of skin care products including ageLOC Future Serum and the ageLOC Edition Galvanic Spa® System II, as well as Tru Face® Essence Ultra and LifePak® Nano. A global direct selling company, Nu Skin operates in 50 markets worldwide and has more than 760,000 independent sales representatives. Nu Skin is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskin.com.

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Nu Skin Enterprises, Inc.
April 28, 2010

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, development and launch of new products, and other innovation efforts; and (iii) management’s projections regarding revenue, earnings per share, and the impact of foreign currency fluctuations for the year 2010 and for the second quarter of 2010 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) challenging economic conditions globally; (b) the risks of foreign currency fluctuations and the currency translation impact on our business associated with these fluctuations; (c) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market;(d) an increase in complaints and general inquiries to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (e) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner;  (f) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (g) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (i) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others; (j) any prospective or retrospective increases in duties on our products imported into our markets outside of the United States and any adverse results of tax audits or unfavorable changes to tax laws in our various markets;and (k) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 1, 2010. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises, Inc.
April 28, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Revenue:
North Asia	$170,861	$139,818
Americas	62,454	58,416
Greater China	57,685	47,470
Europe	37,780	26,674
South Asia/Pacific	35,344	23,820
Total revenue	364,124	296,198

Cost of sales	64,833	53,806

Gross profit	299,291	242,392

Operating expenses:
Selling expenses	154,262	124,499
General and administrative expenses	98,912	88,356
Restructuring charges	─	9,386
Total operating expenses	253,174	222,241

Operating income	46,117	20,151

Other income (expense), net	614	(1,236)
Income before provision for income taxes	46,731	18,915
Provision for income taxes	15,691	7,074

Net income	$31,040	$11,841

Net income per share:
Basic	$0.50	$0.19
Diluted	$0.48	$0.19

Weighted average common shares outstanding:
Basic	62,474	63,334
Diluted	64,767	63,522

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Nu Skin Enterprises, Inc.
April 28, 2010

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$180,136	$158,045
Accounts receivable	22,406	22,513
Inventories, net	114,473	105,661
Prepaid expenses and other	53,163	51,724
	370,178	337,943

Property and equipment, net	80,308	79,356
Goodwill	112,446	112,446
Other intangible assets, net	80,588	81,968
Other assets	127,290	136,736
Total assets	$770,810	$748,449

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,979	$25,292
Accrued expenses	132,058	124,520
Current portion of long-term debt	41,487	35,400
	202,524	185,212

Long-term debt	114,653	121,119
Other liabilities	55,966	66,431
Total liabilities	373,143	372,762

Stockholders’ equity:
Class A common stock	91	91
Additional paid-in capital	240,658	232,219
Treasury stock, at cost	(442,077)	(433,567)
Retained earnings	668,329	645,078
Accumulated other comprehensive loss	(69,334)	(68,134)
	397,667	375,687
Total liabilities and stockholders’ equity	$770,810	$748,449

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Nu Skin Enterprises, Inc.
April 28, 2010

NU SKIN ENTERPRISES, INC. Distributor/Preferred Customer Growth by Market

	As of March 31, 2010		As of March 31, 2009		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	319,000	14,842	319,000	13,971	─	6.2%
Americas	167,000	5,481	171,000	4,993	(2.3%)	9.8%
Greater China	108,000	7,155	99,000	5,972	9.1%	19.8%
Europe	99,000	3,551	85,000	2,850	16.5%	24.6%
South Asia/Pacific	72,000	3,040	63,000	2,368	14.3%	28.4%

Total	765,000	34,069	737,000	30,154	3.8%	13.0%

* Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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